CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 to Form S-2, Amendment #3, of BioTime, Inc. and Subsidiary, (collectively, the “Company”) and of: (i) our report dated March 17, 2009, with respect to the audit of the consolidated balance sheets of BioTime Inc. and Subsidiary as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders deficit, and cash flows for the year then ended, which report appears in the Annual Report on Form 10-K of BioTime Inc. and Subsidiary for the year ended December 31, 2008, and (ii) to the reference to our firm under the caption “Experts” in the prospectus.

/s/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey
June 17, 2009